                                                                   EXHIBIT 10.32




                        NATURAL GAS ADVANCE SALE CONTRACT

                                      DATED

                                 AUGUST 24, 2000


                                     BETWEEN

                        COLUMBIA NATURAL RESOURCES, INC.,
                                    AS SELLER

                                       AND

                               MAHONIA II LIMITED,
                                  AS PURCHASER

                                TABLE OF CONTENTS

                           ARTICLE I - INTERPRETATION

SECTION 1.01    DEFINITIONS...............................................     1
SECTION 1.02    HEADINGS..................................................     4
SECTION 1.03    NUMBER....................................................     4
SECTION 1.04    NON-BUSINESS DAYS.........................................     4

                ARTICLE II - SALE AND PURCHASE OF NATURAL GAS

SECTION 2.01    SALE AND PURCHASE OF NATURAL GAS..........................     5
SECTION 2.02    MEASUREMENT AND QUALITY...................................     5
SECTION 2.03    DELIVERY AND RECEIPT OF NATURAL GAS; RIGHT TO REQUEST
                ALTERNATE DELIVERY POINTS.................................     5
SECTION 2.04    PAYMENT OF DELIVERY FEES..................................     6
SECTION 2.05    FORCE MAJEURE DEFAULT DELIVERY POINTS.....................     6
SECTION 2.06    FAILURE OF DELIVERY OR RECEIPT; TRANSPORTATION AND
                BALANCING.................................................     7
SECTION 2.07    RIGHTS AND REMEDIES; WAIVER OF CERTAIN DAMAGE CLAIMS......     8
SECTION 2.08    POSSESSION, TITLE AND RISK................................     8
SECTION 2.09    ROYALTIES.................................................     9
SECTION 2.10    TAXES.....................................................     9
SECTION 2.11    NO WARRANTY...............................................     9
SECTION 2.12    PREPARATION OF CERTIFICATES; ADJUSTMENTS FOR ACTUAL
                DELIVERY..................................................     9

                ARTICLE III - REPRESENTATIONS AND WARRANTIES

SECTION 3.01    REPRESENTATIONS AND WARRANTIES OF SELLER..................     9
SECTION 3.02    REPRESENTATIONS AND WARRANTIES OF PURCHASER...............    11

                           ARTICLE IV - COVENANTS

SECTION 4.01    AFFIRMATIVE COVENANTS OF SELLER...........................    12

             ARTICLE V - EVENTS OF DEFAULT AND EARLY TERMINATION

SECTION 5.01    EVENTS OF DEFAULT.........................................    13
SECTION 5.02    EARLY TERMINATION BY PURCHASER............................    13
SECTION 5.03    CALCULATION OF TERMINATION PAYMENT........................    14
SECTION 5.04    SURETY BOND...............................................    15
SECTION 5.05    RIGHTS AND REMEDIES OF PURCHASER..........................    17
SECTION 5.06    PURCHASER'S FAILURE TO ACCEPT DELIVERY....................    17

          ARTICLE VI - EVENTS OF CHANGE AND ACCELERATED TERMINATION

SECTION 6.01    EVENTS OF CHANGE..........................................    18
SECTION 6.02    ACCELERATED TERMINATION...................................    18
SECTION 6.03    PAYMENTS ON ACCELERATED TERMINATION.......................    18

                         ARTICLE VII - MISCELLANEOUS

SECTION 7.01    NOTICE....................................................    19
SECTION 7.02    INTEREST ON OVERDUE AMOUNTS...............................    20
SECTION 7.03    GOVERNING LAW; WAIVER OF JURY TRIAL.......................    20
SECTION 7.04    SEVERABILITY..............................................    21
SECTION 7.05    PLACE OF PAYMENT; CURRENCY................................    21
SECTION 7.06    PURCHASER NOT AN AGENT....................................    21
SECTION 7.07    BENEFIT OF THE AGREEMENT..................................    21
SECTION 7.08    ASSIGNMENT AND TRANSFER...................................    21
SECTION 7.09    ENTIRE AGREEMENT..........................................    22
SECTION 7.10    AMENDMENTS................................................    22
SECTION 7.11    NO WAIVERS, REMEDIES......................................    22


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
SECTION 7.12    TIME OF THE ESSENCE.......................................    22
SECTION 7.13    COUNTERPARTS..............................................    22
SECTION 7.14    GUARANTY AGREEMENT........................................    22
SECTION 7.15    INTENT....................................................    22
SECTION 7.16    DISCLOSURE OF INFORMATION.................................    22
SECTION 7.17    STAMP AND DOCUMENTARY TAXES...............................    23
SECTION 7.18    FURTHER ASSURANCES........................................    23


ANNEX 1        SELLER'S CONDITIONS PRECEDENT
EXHIBIT A-1    FORM OF SURETY BOND
EXHIBIT A-2    FORM OF DEMAND NOTICE
EXHIBIT B      FORM OF OPINION OF SELLER AND GUARANTOR

                        NATURAL GAS ADVANCE SALE CONTRACT


      This NATURAL GAS ADVANCE SALE CONTRACT (this "Agreement") is entered into as of August 24, 2000, between COLUMBIA NATURAL RESOURCES, INC., a Texas corporation (the "Seller"), and MAHONIA II LIMITED, a Jersey Channel Islands company (the "Purchaser").

      WHEREAS, Seller desires to sell and Purchaser desires to purchase certain quantities of Natural Gas (as hereafter defined) on the terms and conditions set forth herein;

      NOW THEREFORE, in consideration of the respective covenants and agreements of the parties hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:


                           ARTICLE I - INTERPRETATION

      Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

      "Accelerated Termination Date" has the meaning given such term in Section 6.02(b).

      "Acceptable Surety Companies" means surety companies (i) having a long-term unsecured credit rating or financial strength rating no less than the equivalent of an A- rating by Standard & Poor's Ratings Group and (ii) acceptable to Purchaser in its sole discretion.

      "Applicable Instruments" of any Person means the Certificate or Articles of Incorporation, by-laws and other organizational documents of such Person and all contracts, indentures, agreements, instruments and documents to which such Person is a party or by which such Person or any assets of such Person may be bound or affected.

      "Btu" shall be defined pursuant to the transporting pipeline's FERC approved tariff.

      "Business Day" means a day, other than a Saturday or a Sunday, on which commercial banks are not authorized or required to be closed in New York, New York.

      "Confirmation Letter" has the meaning given such term in Section 2.01.

      "Deficiency Quantity" means in respect of a particular Delivery Month the amount by which the Required Delivery Quantity for that Delivery Month exceeds the quantity of Natural Gas actually delivered and received hereunder in respect of such Delivery Month.

      "Delivery Month" means each calendar month commencing with the month of August, 2001, through and including the month of July, 2005.

      "Delivery Point" means a delivery point at any of the following locations as set forth in the Confirmation Letter or as otherwise determined in accordance with the terms and conditions of this Agreement: (i) Columbia Gas Transmission Corporation's pool AS39145, or (ii) such other locations as Seller may elect pursuant to Section 2.03(d) or as may be agreed by the parties hereto pursuant to Section 2.05.

      "Early Termination Date" shall have the meaning ascribed thereto in
Section 5.02.

      "Event of Change" shall have the meaning given such term in Section 6.01.

      "Event of Default" shall have the meaning given such term in Section 5.01.

      "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Purchaser from three Federal funds brokers of nationally recognized standing selected by Purchaser.

      "FERC" shall have the meaning given such term in Section 2.02.

      "Force Majeure" shall mean a failure by either party to perform obligations hereunder, except for the obligation to make payment due hereunder, to the extent that such failure is caused by war, riots, insurrections, fires, explosions, sabotage, strikes and other labor or industrial disturbances, acts of God or the elements, government laws, regulations or requests, disruption or breakdown of production or transportation facilities, line or compressor freeze outs, failures of transporters in receiving and delivering Natural Gas tendered (other than compliance with OFOs or other similar notices from a transporter) or by any other cause reasonably beyond the control of such party, but does not include the failure to perform obligations solely as a result of the fact that to do so will result in economic loss or hardship to such party.

      "Governmental Requirement" shall mean all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

      "Guarantor" shall mean Columbia Energy Group, a Delaware corporation.

      "Guaranty Agreement" shall mean that certain Guaranty dated of even date herewith given by Guarantor in favor of Purchaser to secure the payment and performance obligations of Seller under this Agreement and the Confirmation Letter, as set forth therein, as the same may be amended, modified or replaced from time to time.

      "Hub Fees" means any charges, fees or costs, by either Seller or Purchaser, relating to hubs, pooling points or title transfers charged by either the pipeline immediately upstream of and delivering into the Delivery Point or the pipeline immediately downstream of and taking Natural Gas from the Delivery Points and actually incurred in connection with the transfer of Natural Gas between Seller and Purchaser at the Delivery Point.

      "Initial Surety Bond" means the surety bond issued by the Initial Surety Companies, as sureties, dated August 24, 2000, in favor of Purchaser, initially in the maximum penal sum of $200,000,000 which maximum penal sum shall be reduced over time in accordance with Exhibit A attached thereto, expiring August 31, 2005, as the same may be amended, modified, or replaced from time to time.

      "Initial Surety Companies" means, collectively, American Home Assurance Company, Travelers Casualty & Surety Company of America, and Hartford Fire Insurance Company.

      "MMBtu" means one million Btus.

      "Natural Gas" means a mixture of gaseous hydrocarbons consisting primarily of methane and meeting the quality standards and specifications required pursuant to Section 2.02.

      "NYMEX" means the New York Mercantile Exchange, Inc. and any successor thereto.

      "OFO" shall have the meaning given such term in Section 2.06(d).

      "Payment Date" shall mean the 25th day of any month following a Delivery Month, or if such day is not a Business Day, the next succeeding Business Day.

      "Person" means any individual, corporation, company, partnership, joint venture, trust, unincorporated association, government or any commission, board, court, agency, instrumentality or political subdivision thereof, any other entity or any trustee, receiver, custodian or similar official.

      "Prepaid Price" means the purchase and sales price set forth as such in the Confirmation Letter.

      "Purchaser" has the meaning ascribed thereto in the introductory paragraph hereto.

      "Reference Dealer" means a leading company in the natural gas marketing business selected by Purchaser in good faith from among companies engaging in natural gas commodity derivative transactions whose senior unsecured debt rating is no less than BBB- as publicly announced by Standard & Poor's Ratings Group (or its successor) and no less than Baa3 as publicly announced by Moody's Investors Service, Inc. (or its successor).

      "Replacement Value" means (i) if Seller is the party which has failed to perform, the price which Purchaser, acting in good faith and at arm's length, actually pays, or has contracted to pay, for Natural Gas to replace the Deficiency Quantity at the agreed Delivery Points plus any additional transportation and other costs and expenses incurred by Purchaser in connection with the purchase of such Deficiency Quantity; and (ii) if Purchaser is the party which has failed to perform, the price which Seller, acting in good faith and at arm's length, actually receives, or has contracted to receive, for the sale of the Deficiency Quantity less any additional transportation and other costs and expenses incurred by Seller in connection with the sale of such Deficiency Quantity.

      "Required Delivery Quantity" means the amount of MMBtus of Natural Gas to be delivered and received during a given Delivery Month pursuant to this Agreement as agreed upon in the Confirmation Letter.

      "Seller" has the meaning ascribed thereto in the introductory paragraph hereto.

      "Substitute Surety Bond" has the meaning given to such term in Section 5.04(b)(i).

      "Surety Bond" means the Initial Surety Bond or the Substitute Surety Bond, as the case may be.

      "Surety Companies" means, collectively, the Initial Surety Companies and all Acceptable Surety Companies selected pursuant to Section 5.04, if any.

      "Taxes" means all federal, state, municipal or local, ad valorem, property, stamp, occupation, severance, production, gathering, pipeline, utility, withholding, gross production, gross turnover, sales, value added, use, excise, environmental, transaction, customs, export and any other present or future governmental taxes, charges, duties and assessment of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax and interest attributable thereto), other than taxes based on net income or net worth.

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      "Termination Date" means either the Accelerated Termination Date or the
Early Termination Date, as the case may be.

      "Termination Payment" has the meaning given such term in Section 5.03(a) or Section 5.03(b), as applicable.

      "Transaction Documents" means this Agreement, the Confirmation Letter, the Guaranty Agreement and the Surety Bond.

      "United States Dollars", "U.S. Dollars", or "U.S. $" means the lawful currency of the United States of America in immediately available funds.

      "Unpaid Amounts" means, with respect to any Termination Date, the aggregate of the amounts that became payable (whether or not due) to Purchaser hereunder prior to the occurrence of such Termination Date and that remain payable (whether or not due) as at such Termination Date, together with interest thereon from (and including) the date such amounts became due and payable to (but excluding) such Termination Date at the U.S. Base Rate less all amounts, if any, owed by Purchaser to Seller pursuant to Section 2.03(d) and Section 2.06(c) plus interest thereon from (and including) the date such amounts became due and payable to (but excluding) such Termination Date at the U.S. Base Rate.

      "U.S. Base Rate" means, at any time, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greater of: (a) the rate of interest announced publicly by The Chase Manhattan Bank in New York, New York, from time to time, as its prime commercial lending rate; or (b) one-half of one percent per annum above the Federal Funds Rate in effect from time to time. In the event there is any Unpaid Amount, Purchaser will use reasonable efforts to inform Seller of changes in the U.S. Base Rate promptly upon the occurrence of such changes.

      Section 1.02 Headings. The division of this Agreement into Articles and Sections and the insertion of an index and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, clause, paragraph, annex, exhibit or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections, clauses and paragraphs are to Articles, Sections, clauses and paragraphs of this Agreement.

      Section 1.03 Number. Words importing the singular number shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

      Section 1.04 Non-Business Days. Whenever any action to be taken hereunder shall be stated to be required to be taken or any payment to be made hereunder shall be stated to be due on a day other than a Business Day, unless otherwise specifically provided for herein, such payment shall be made or such action shall be taken on the next succeeding Business Day with the same force and effect as if made on the due date, and no additional amounts shall be payable as a result of such delay.

                  ARTICLE II - SALE AND PURCHASE OF NATURAL GAS


      Section 2.01 Sale and Purchase of Natural Gas.

      (a) On August 25, 2000, Purchaser and Seller shall agree upon and execute a letter as described in this Section 2.01 (such letter, as the same may be amended from time to time pursuant to Section 2.03(d), being the "Confirmation Letter") and agree upon the schedule to the Initial Surety Bond providing for the periodic reductions to the maximum penal sum thereunder. If on August 25, 2000, a Confirmation Letter and such schedule to the Initial Surety Bond have not been executed and delivered by the parties thereto or if the Prepaid Price has not been paid by Purchaser to Seller, then this Agreement shall terminate and be null and void and without any further force and effect, and without any further actions by the parties.

      The Confirmation Letter shall specify (i) a mutually acceptable Prepaid Price (which shall be approximately U.S. $250,000,000), (ii) the date on which the Prepaid Price shall be paid (which shall be the same day such Confirmation Letter is executed), and (iii) for each Delivery Month, the Delivery Points, the Required Delivery Quantity, and the amount thereof to be delivered and received at each such Delivery Point, each as mutually agreed by Purchaser and Seller.

      (b) In consideration of the payment to Seller of the Prepaid Price, (i) Seller hereby agrees to sell and deliver, or cause to be delivered, to Purchaser or to its account in each Delivery Month, at the Delivery Points, the Required Delivery Quantity (in the amounts set forth in the Confirmation Letter) on the terms and conditions set forth in this Agreement; and (ii) Purchaser hereby agrees to accept delivery of such Natural Gas. Subject to the terms of Section 2.03(d) and Section 2.06(c), payment of the Prepaid Price shall constitute payment in full of the purchase price of the Natural Gas to be delivered hereunder and under the Confirmation Letter.

      (c) All payments under this Agreement by Seller or Purchaser shall be made by wire transfer in immediately available funds to an account designated by the party entitled to receive such payment, with such designation to be made at least two Business Days prior to the date on which this payment is to be made.

      Section 2.02 Measurement and Quality. Natural Gas delivered to a specific Delivery Point hereunder shall be measured by the operator of such Delivery Point in accordance with its then current Federal Energy Regulatory Commission ("FERC") approved tariff procedures. All such Natural Gas shall meet or exceed the then current FERC approved tariff requirements of Purchaser's transporter receiving Natural Gas at such Delivery Point, including, without limitation, requirements of quality, composition, temperature and pressure.

      Section 2.03 Delivery and Receipt of Natural Gas; Right to Request Alternate Delivery Points.

      (a) Seller agrees to deliver or caused to be delivered to Purchaser and Purchaser agrees to accept delivery from Seller in each Delivery Month at the Delivery Points determined pursuant to this Agreement, the Required Delivery Quantity required to be delivered hereunder and under the Confirmation Letter in such Delivery Month. Seller shall have no right, without the prior written consent of Purchaser, to deliver quantities of Natural Gas hereunder in excess of the Required Delivery Quantity in respect of any Delivery Month during such Delivery Month, and Purchaser shall have no right to schedule and take hereunder in excess of the Required Delivery Quantity.

      (b) Seller and Purchaser shall take such action as shall be necessary to properly schedule the delivery and receipt of such Natural Gas at the Delivery Points in each Delivery Month in compliance with all applicable rules, regulations and procedures at such Delivery Points.

      (c) Each Delivery Month, Seller shall arrange for delivery, and Purchaser shall arrange for receipt, of Natural Gas to begin at the Delivery Points no later than the first day of the Delivery Month and to be completed no later than the last calendar day of the Delivery Month. All deliveries and receipts shall be at hourly and daily rates that are as uniform as possible over the course of the Delivery Month in accordance with generally accepted pipeline scheduling practices.

      (d) Seller may elect to deliver Natural Gas at alternate delivery points other than the Delivery Points set forth in the Confirmation Letter with respect to a Delivery Quantity for a Delivery Month provided (i) that Seller has given Purchaser written notice (which notice shall constitute an amendment to the Confirmation Letter) of its election no later than five (5) Business Days before the end of the calendar month preceding the Delivery Month in which it proposes to make delivery at such alternate delivery points, (ii) Purchaser consents in writing to delivery at such alternate delivery points and (iii) such alternate delivery points allow multiple title transfers at a single point or at different points in a pool and are mutually agreeable to Seller and Purchaser. If there is any transportation cost differential associated with delivery of such Natural Gas at such alternate delivery points (as measured against delivery at the Delivery Points set forth in the Confirmation Letter with respect to such Delivery Quantity for such Delivery Month), Purchaser shall prepare and deliver to Seller, within five (5) Business Days after the end of the applicable Delivery Month a certificate setting out the calculation of the transportation cost differential accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount of such transportation cost differential. If Seller owes Purchaser compensation pursuant to this Section 2.03(d), Seller shall pay Purchaser such amount within five (5) Business Days following its receipt of Purchaser's certificate. If Purchaser owes Seller compensation pursuant to this
Section 2.03(d), Purchaser shall pay Seller such amount on the next succeeding Payment Date.

      Section 2.04 Payment of Delivery Fees. Seller shall pay all costs in connection with transportation of the Natural Gas to the Delivery Points and Purchaser shall pay all costs in connection with transportation of the Natural Gas from the Delivery Points. Seller shall be responsible for the payment of all Hub Fees (whether charged to Seller or Purchaser) payable in connection with delivery of Natural Gas hereunder at any Delivery Point. Seller shall not be responsible for any insurance, storage, transportation or other costs in respect of the period after title to any Natural Gas delivered hereunder has passed to Purchaser in accordance with Section 2.08 of this Agreement. Purchaser shall not be responsible for any insurance, storage, transportation or other costs in respect of the period prior to the time title to any Natural Gas delivered hereunder has passed to Purchaser in accordance with Section 2.08 of this Agreement.

      Section 2.05 Force Majeure Default Delivery Points. Seller is obligated to deliver to Purchaser and Purchaser is obligated to receive from Seller, at the Delivery Points, the Required Delivery Quantity in accordance with the terms and conditions of this Agreement and the Confirmation Letter. If as a result of an event of Force Majeure, either (i) Seller is unable, after using all reasonable business efforts, to deliver the Required Delivery Quantity to Purchaser at the Delivery Points or (ii) Purchaser is unable, after using all reasonable business efforts, to receive the Required Delivery Quantity from Seller at the Delivery Points in the amounts agreed upon pursuant to this Agreement, then Seller shall be obligated to deliver and Purchaser shall be obligated to receive, the relevant Required Delivery Quantity at a mutually acceptable comparable delivery point or points, which delivery point or points shall allow multiple title transfers at a single point or at different points in a pool, with mutually acceptable adjustments for quality and location. If the parties are unable to agree on a comparable delivery point or points and adjustments for quality and location, then the parties shall comply with the terms of Section 2.06(a), Section 2.06(b) and Section 2.06(c).

      Section 2.06 Failure of Delivery or Receipt; Transportation and Balancing.

      (a) (i) Without prejudice to Articles V and VI, if as a result of an event of Force Majeure, Seller is unable to meet its delivery obligation in respect of a Delivery Month at the Delivery Points (or at a mutually satisfactory comparable delivery point or points under Section 2.05), then Seller shall pay to Purchaser, as liquidated damages, the Replacement Value of the Deficiency Quantity in respect of that Delivery Month. The Replacement Value shall be paid to Purchaser no later than the Payment Date next following such Delivery Month, and Purchaser will accept such payment in lieu of the Deficiency Quantity for such Delivery Month. Where Seller is unable to meet its delivery obligation as aforesaid, Purchaser shall use all reasonable efforts to minimize the Replacement Value of any Deficiency Quantity and Purchaser shall prepare and deliver to Seller, within five (5) Business Days after the end of the applicable Delivery Month, a certificate setting out the calculation of the Replacement Value accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount due in respect of the Replacement Value. Seller shall notify Purchaser as soon as possible of any anticipated inability to perform all or any portion of its obligations hereunder.

      (ii) Without prejudice to Article VI, if as a result of an event of Force Majeure, Purchaser is unable to meet its obligation to accept delivery of all or any part of the Required Delivery Quantity in respect of a Delivery Month at the Delivery Points (or at a mutually satisfactory comparable delivery point or points under Section 2.05), then Seller shall pay to Purchaser, in lieu of delivery of the Deficiency Quantity in respect of such Delivery Month, the Replacement Value of such Deficiency Quantity in respect of that Delivery Month. The Replacement Value shall be paid to Purchaser no later than the Payment Date next following such Delivery Month, and Purchaser will accept such payment in lieu of the Deficiency Quantity for such Delivery Month. Where Purchaser is unable to meet its acceptance obligation as aforesaid, Seller shall use all reasonable efforts to maximize the Replacement Value of any Deficiency Quantity and Seller shall prepare and deliver to Purchaser, within five (5) Business Days after the end of the applicable Delivery Month, a certificate setting out the calculation of the Replacement Value accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount due in respect of the Replacement Value. Purchaser shall notify Seller as soon as possible of any anticipated inability to perform all or any portion of its obligations hereunder as a result of an event of Force Majeure.

      (b) If a party is unable to perform any of its obligations to deliver or receive Natural Gas hereunder as a result of an event of Force Majeure, such party shall give notice and full particulars of such event of Force Majeure to the other party as soon as reasonably possible and shall take all reasonable actions necessary to remedy the event of Force Majeure.

      (c) In the event that (i) Seller or Seller's agent or transporter inadvertently delivers more or less than the Required Delivery Quantity for any Delivery Month, or (ii) Purchaser or Purchaser's agent or transporter inadvertently receives more or less than the Required Delivery Quantity for any Delivery Month, and unless the parties otherwise agree or except as otherwise required by applicable tariff provisions, if any, such overages or underages shall be corrected or adjusted in (A) Natural Gas, if such corrections or adjustments are made in the same Delivery Month, and (B) cash, if such corrections or adjustments are made in the next succeeding Delivery Month; and the party delivering or receiving excess quantities will be liable to the other party for any associated pipeline penalties or cashouts. Each party shall notify the other as promptly as possible of any changes in its rate of delivery or receipt of Natural Gas at any Delivery Point and take all reasonable actions necessary to minimize or avoid the incurrence of pipeline penalties and imbalances.

      (d) Should either party receive an operational flow order ("OFO") or other order or notice from a transporter requiring action to be taken in connection with this Agreement or Natural Gas flowing under this Agreement, such party shall immediately notify the other party of the OFO and promptly provide the other party a copy of same by facsimile. The parties shall take all actions required by the OFO within the time prescribed therein. Each party shall indemnify, defend and hold harmless the other party from any damages or liability (including, without limitation, all non-compliance penalties and attorneys' fees) associated with an OFO (i) of which the indemnifying party failed to give the indemnified party the notice required hereunder or (ii) under which the indemnifying party failed to take the action required by the OFO within the time prescribed therein.

      Section 2.07 Rights and Remedies; Waiver of Certain Damage Claims. Except as set forth in this Section 2.07, the rights and remedies of the parties set forth in this Agreement and the other Transaction Documents are non-exclusive of the other rights and remedies of the parties existing at law or equity. It is expressly agreed that, notwithstanding any other rights or remedies which a party may have, payments made in accordance with Section 2.06, Section 5.02,
Section 5.06 and Section 6.03 constitute the exclusive damages available to Seller and Purchaser for nondelivery or nonacceptance of Natural Gas. To the fullest extent permitted by applicable law, neither party shall be liable for any punitive, exemplary, incidental, consequential, indirect or direct (other than as set forth in this Section 2.07) or other damages, in tort, contract or otherwise in respect thereof. The parties acknowledge and agree that the Natural Gas subject of this Agreement is not unique and that no claim for specific performance is appropriate.

      Section 2.08 Possession, Title and Risk. Possession of and title to Natural Gas delivered pursuant hereto and the Confirmation Letter shall pass from Seller to Purchaser at the Delivery Points when the Natural Gas is nominated and confirmed for delivery from the pool pursuant to the transporting pipeline's FERC tariff. Until such time, Seller shall be deemed to be in control and possession of, have title to, risk of loss of and be responsible for such Natural Gas and, after such time, Purchaser shall be deemed to be in control and possession of, have title to, risk of loss of and be responsible for such Natural Gas.

      Section 2.09 Royalties. Seller shall at all times have the obligation to make settlements for all royalties and payments to mineral and royalty owners, governmental entities or agencies (whether federal, state, municipal or local) and all other Persons having an ownership interest in the Natural Gas delivered by Seller to Purchaser hereunder. Seller hereby agrees to indemnify Purchaser and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all Persons in respect of royalties, taxes, license fees or charges thereon which are applicable before the title passes to Purchaser or which may be levied and assessed upon Seller in respect of a sale of the Natural Gas to Purchaser.

      Section 2.10 Taxes. Seller is liable for and shall pay, cause to be paid or reimburse Purchaser if Purchaser shall have paid, all Taxes applicable to the Natural Gas sold hereunder prior to the time title to the Natural Gas has passed to Purchaser, unless allocated to Purchaser as hereinafter provided. Purchaser is liable for and shall pay, cause to be paid or reimburse Seller if Seller shall have paid, all Taxes applicable to the Natural Gas sold hereunder at or after the time title to the Natural Gas has passed to Purchaser. Both parties shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with their intent to minimize Taxes. Purchaser represents that it is engaged in the business of reselling the Natural Gas delivered under this Agreement and the Confirmation Letter and Purchaser is purchasing the Natural Gas for resale to third parties, and accordingly Purchaser is entitled to purchase the Natural Gas hereunder free of any Taxes and Purchaser agrees to pay any Taxes incurred as a result of the absence of such resale exemption. Each party agrees to cooperate with obtaining any exemption from or reduction of Tax upon request by the other party.

      Section 2.11 No Warranty. PURCHASER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT AND IS CONTRACTING FOR THE NATURAL GAS TO BE SUPPLIED BY SELLER BASED SOLELY UPON THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES HEREIN SET FORTH (including Section 2.02) AND, SUBJECT TO SUCH COVENANTS, REPRESENTATIONS AND WARRANTIES (including Section 2.02), ACCEPTS SUCH NATURAL GAS "AS IS, WHERE IS" AND "WITH ALL FAULTS."

      Section 2.12 Preparation of Certificates; Adjustments for Actual Delivery. With respect to the preparation of any certificate pursuant to Section 2.03(d) or Section 2.06(a), to the extent that the actual quantity is not available to Purchaser or Seller, as the case may be, by the fifth Business Day after the end of the applicable Delivery Month, Purchaser or Seller, as the case may be, may prepare any certificate required to be prepared hereunder based on nominated quantities, subject to reduction for any known periods when nominated quantities were not delivered and subject to later correction based on actual data. If such certificate is rendered based on nominated quantities rather than actual quantities, Purchaser or Seller, as the case may be, shall render a corrected certificate as soon as possible after actual quantities are known.



                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

      Section 3.01 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the date hereof with respect to the Transaction Documents other than the Confirmation Letter and as of the date of execution of the Confirmation Letter and payment of the Prepaid Price with respect to all Transaction Documents as follows:

      (a) Status and Authority. Seller is a corporation incorporated under the laws of the jurisdiction of its formation and has all necessary corporate power and authority to carry on its business as now being conducted by it. Seller has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to do all acts and things and execute and deliver all other documents as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms hereof or thereof.

      (b) Power and Authority. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a Party and the consummation of the transactions contemplated hereby and thereby are within Seller's corporate power and authority and have been duly authorized by all necessary corporate action.

      (c) Consents, Approvals, Etc. No authorization, consent or approval of, or other action by, or notice to or filing with, any governmental authority, regulatory body or any other Person is required for the due authorization, execution, delivery or performance by Seller of this Agreement, or the consummation of the transactions contemplated by this Agreement, except those approvals which have been obtained, and those notices and filings which have been made, copies of all of which have been delivered to Purchaser.

      (d) Validity of Documents and Enforceability. This Agreement and the Transaction Documents to which Seller is a party are the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity. Neither the execution and delivery of this Agreement or any Transaction Document to which Seller is a party nor compliance with the terms and conditions hereof or thereof by Seller (i) will result in a violation of the terms of any Applicable Instrument of Seller or (ii) requires any approval or consent of any governmental authority or agency, including the Securities and Exchange Commission, having jurisdiction except such as has already been obtained.

      (e) Compliance with Laws. Neither the execution, delivery and performance by Seller of this Agreement or the Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby (i) violates any provision of any Applicable Instrument of Seller or any Governmental Requirement applicable to Seller or (ii) does or will result in or require the creation or imposition of any lien on any properties, assets or revenues of Seller. Seller is in compliance with the Applicable Instruments of Seller and all Governmental Requirements applicable to Seller except as non-compliance would not have a material adverse effect on Seller's performance of the Transaction Documents.

      (f) Investment Company. Seller is not an "investment company" subject to regulation under the Investment Company Act of 1940, as amended.

      (g) Public Utility Holding Company. Seller is subject to regulation as a "subsidiary" of a "holding company" in each case as such term is defined in the Public Utility Holding Company Act of 1935, as amended.

      (h) Ownership of Natural Gas. The Natural Gas to be delivered by Seller to Purchaser hereunder shall be delivered to Purchaser with good and marketable title thereto, free and clear of all liens, encumbrances or any other adverse claims whatsoever, including royalties and Taxes for which Seller is responsible under Sections 2.09 and 2.10, except for those that may be imposed by statute and which are released upon payment by Seller of the purchase price under its agreements to acquire the Natural Gas.

      (i) Commercial Purpose. Seller has entered into this transaction for commercial purposes related to its business as a producer, processor or merchandiser of Natural Gas or natural gas liquids and not for speculative purposes. Seller has the capability (either directly or indirectly), and intends, to make delivery of the Natural Gas to be delivered hereunder. Seller is selling the Natural Gas in the ordinary course of its business. Seller is also acting as a principal and not as an agent, understands and acknowledges that Purchaser has been and will be acting only on an arm's length basis and not as its agent, broker, advisor or fiduciary in any respect; Seller is relying solely upon its own evaluation of this Agreement and the transactions contemplated hereby (including the present and future results, consequences, risks and benefits thereof, whether financial, accounting, tax, legal or otherwise) and upon advice from its own professional advisors, understands this Agreement and the transactions contemplated hereby and the risks associated therewith, has determined that those risks are appropriate for it, and is willing to assume those risks, and has not relied and will not be relying upon any evaluation or advice (including any recommendation, opinion or representation) from Purchaser or its affiliates or the representatives or advisors of Purchaser or its affiliates.

      (j) Margin Stock. Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Prepaid Price hereunder will be used to buy or carry any margin stock.

      Section 3.02 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

      (a) Status and Authority. Purchaser is a company incorporated under the laws of the jurisdiction of its formation and has all necessary corporate power and authority to carry on its business as now being conducted by it. Purchaser has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to do all acts and things and execute and deliver all other documents as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms hereof or thereof.

      (b) Power and Authority. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a Party and the consummation of the transactions contemplated hereby and thereby are within Purchaser's corporate power and authority and have been duly authorized by all necessary corporate action.

      (c) Validity of Documents and Enforceability. This Agreement and the Transaction Documents to which Purchaser is a party are the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity. Neither the execution and delivery of this Agreement or any Transaction Document to which Purchaser is a party nor compliance with the terms and conditions hereof or thereof by Purchaser (i) will result in a violation of the terms of any Applicable Instrument of Purchaser or (ii) requires any approval or consent of any governmental authority or agency having jurisdiction except such as has already been obtained.

      (d) Consents, Approvals, Etc. No authorization, consent or approval of, or other action by, or notice to or filing with, any governmental authority, regulatory body or any other Person is required for the due authorization, execution, delivery or performance by Purchaser of this Agreement, or the consummation of the transactions contemplated by this Agreement, except those approvals which have been obtained, and those notices and filings which have been made, copies of all of which have been delivered to Seller.

      (e) Compliance with Laws. Neither the execution, delivery and performance by Purchaser of this Agreement or the Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby violates any provision of any Applicable Instrument of Purchaser or any Governmental Requirement applicable to Purchaser. Purchaser is in compliance with the Applicable Instruments of Purchaser and all Governmental Requirements applicable to Purchaser except as non-compliance would not have a material adverse effect on Purchaser's performance of the Transaction Documents.

      (f) Commercial Purpose. Purchaser has entered into this transaction for commercial purposes related to its business in conjunction with its line of business and not for speculative purposes. Purchaser has the capability (either directly or indirectly), and intends, to take delivery of the Natural Gas to be delivered hereunder. Purchaser is acquiring the Natural Gas in the ordinary course of business.


                             ARTICLE IV - COVENANTS


      Section 4.01 Affirmative Covenants of Seller. Seller covenants and agrees with Purchaser that so long as any obligation of Seller to deliver Natural Gas or to make any payment is outstanding hereunder:

      (a) Compliance with Laws, etc. Seller will comply with all Governmental Requirements applicable to the performance of Seller's obligations hereunder, except where noncompliance therewith would not have a material adverse effect on Seller or on the performance of the Transaction Documents. Seller will comply with the Applicable Instruments of Seller except as non-compliance would not have a material adverse effect on Seller's performance of the Transaction Documents.

      (b) Maintenance of Corporate Existence. Seller will maintain its corporate existence, except as otherwise permitted pursuant to Section 7.08.

      (c) Notice of Event of Default or Event of Change. Seller shall notify Purchaser of the occurrence of any event which with the passage of time or the giving of notice, or both, would be an Event of Default or an Event of Change promptly after becoming aware of the same.

      (d) Qualification. Seller will be duly qualified to do business as a foreign corporation and will be in good standing under the laws of all jurisdictions in which the failure to be so qualified could have a material adverse effect on Seller's performance of the Transaction Documents by or before the first Delivery Month.


               ARTICLE V - EVENTS OF DEFAULT AND EARLY TERMINATION


      Section 5.01 Events of Default. Each of the following events shall constitute an "Event of Default" by Seller under this Agreement:

      (a) Seller shall (i) fail to deliver the Required Delivery Quantity either
(A) to the Delivery Points in accordance with the terms of this Agreement and the Confirmation Letter or (B) to one or more mutually acceptable alternate delivery points in accordance with Section 2.05 if an event of Force Majeure has occurred in a Delivery Month; and (ii) if an event of Force Majeure has occurred and delivery to or receipt by Purchaser at one or more alternate Delivery Points is not possible, fail to make a payment of the Replacement Value in respect thereof in accordance with the provisions of
Section 2.06 and any such failure is not remedied within three (3) Business Days; or

      (b) Seller shall fail to pay any amounts due under any other Transaction Document and such failure is not remedied within the grace period set forth therein or, if no grace period is specified, within three (3) Business Days after Purchaser's written notice to Seller thereof (designated a "Notice of Default"); or

      (c) Seller shall fail to perform or observe any material term, covenant or agreement contained herein or in any Transaction Document to which it is a party on its part to be performed or observed (other than any term, covenant or agreement whose breach or default in performance is specifically dealt with elsewhere in this Section 5.01) and such failure shall remain unremedied for twenty-five (25) days after written notice (designated a "Notice of Default") thereof to Seller by Purchaser; or

      (d) Seller shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Seller seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against it (but not yet instituted by it), shall remain undismissed or unstayed for a period of sixty (60) days or Seller shall take any corporate action to authorize any of the actions set forth above in this Section 5.01(d); or

      (e) any representation or warranty made by Seller in this Agreement or any Transaction Document shall prove to have been incorrect in any material respect when made; or

      (f) an Event of Default under the Guaranty Agreement shall occur and be continuing or the Guaranty Agreement shall cease to be the legal, valid and binding obligation of Guarantor or Guarantor shall so state in writing.

      Section 5.02 Early Termination by Purchaser. At any time while an Event of Default is continuing, Purchaser may, by notice to Seller specifying the relevant Event of Default, designate a Business Day not earlier than the fifth
(5th) Business Day nor later than the tenth (10th) Business Day following Seller's receipt of such notice (as provided in Section 7.01) as an early termination date ("Early Termination Date"); provided, however, that if an Event of Default pursuant to Section 5.01(d) shall have occurred, the Early Termination Date shall occur immediately on the occurrence of such Event of Default without the need for Purchaser to give any prior notice. Upon the designation or occurrence of an Early Termination Date, the obligation of Seller to make any further deliveries of Natural Gas to Purchaser under this Agreement shall terminate and Seller shall pay to Purchaser the Termination Payment together with any Unpaid Amounts. All amounts payable under this Section 5.02 shall become due on the Early Termination Date and shall be payable on the third Business Day immediately following delivery by Purchaser of the statement required pursuant to Section 5.03(c). Such amount will be paid together with (to the extent permitted by applicable law) interest thereon (before as well as after judgment or the filing of any petition for bankruptcy) from (and including) the Early Termination Date to (but excluding) the date such amount is paid, at the rate specified in Section 7.02. The parties agree that the Termination Payment is a reasonable pre-estimate of the damages which would be incurred by Purchaser as a result of an Event of Default and not a penalty.

      Section 5.03 Calculation of Termination Payment.

      (a) "Termination Payment" shall be the mean amount determined on the basis of quotations from at least four Reference Dealers as the amount that would have been payable on the Termination Date by Purchaser in consideration of an agreement between Purchaser and the quoting Reference Dealer, and subject to such documentation evidencing agreement on price as they may in good faith agree, with the relevant Termination Date as the date of commencement of such agreement that would have the effect of preserving for Purchaser the equivalent of the remaining Required Delivery Quantities as set forth in the Confirmation Letter that, but for the occurrence of the relevant Termination Date, Seller would have been obligated to perform hereunder after such Termination Date. Purchaser will request each Reference Dealer to provide its quotation to the extent practicable as of the same time (without regard to different time zones) on the relevant Termination Date (or, if a Termination Date is deemed to occur, as of a time as soon thereafter as practicable). The time as of which such quotations are to be provided will be selected in good faith by Purchaser. If exactly three such quotations are provided, the Termination Payment will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, then the Termination Payment shall be calculated in accordance with Section 5.03(b).

      (b) Subject to Section 2.07, if the Termination Payment cannot be determined in accordance with Section 5.03(a) because fewer than three quotations are provided, "Termination Payment" shall be an amount (discounted at a U.S. Dollar interest rate reflecting the interpolated discount rate for the forward London Interbank Offered Rate curve for the period commencing on such Termination Date and ending on the last date of the last scheduled Delivery Month) equal to the total amount required, as determined as of the relevant Early Termination Date by Purchaser in good faith, to compensate it for its direct actual losses and costs (including loss of bargain and reasonable legal fees and other out-of-pocket expenses) that it incurs as a result of the early termination of Seller's delivery obligations hereunder, including, without limitation, any damages, losses, or expenses incurred in obtaining, terminating, liquidating, reestablishing or employing hedges or related trading positions against Purchaser's position hereunder.

      (c) On or as soon as reasonably practicable following the occurrence of a Termination Date, Purchaser will calculate the Termination Payment and will provide Seller with a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations) and (2) giving details of the relevant account to which the Termination Payment is payable. Any such statement shall, absent manifest error, be conclusive evidence of the amount due in respect of the Termination Payment.

      Section 5.04 Surety Bond.

      (a) Initial Surety Bond. To support its obligation to make the Termination Payment hereunder, Seller hereby agrees to deliver the Initial Surety Bond on or before the date set forth in the Confirmation Letter for payment of the Prepaid Price.

      (b) Substitute Support Arrangements. If, at any time, the long-term unsecured credit rating or financial strength rating of any of the Surety Companies of the then-current Surety Bond shall be downgraded below the level specified in clause (i) of the definition of "Acceptable Surety Companies" or such rating shall be withdrawn, Seller agrees that within 30 Business Days following delivery of a request of Purchaser, it shall deliver or cause to be delivered one of the following:


      (i) a replacement surety bond (the "Substitute Surety Bond") in substantially the form of Exhibit A-1 or otherwise acceptable to Purchaser issued by one or more Acceptable Surety Companies having a schedule of payment obligations equal to, and reducing periodically in accordance with, the remaining schedule of payment obligations under the Surety Bond being replaced;

      (ii) an irrevocable performance letter of credit in form and substance satisfactory to Purchaser from a bank satisfactory to Purchaser in its sole discretion covering payment amounts equal to, and reducing periodically in accordance with, the remaining schedule of payment obligations under the Surety Bond being replaced;

      (iii) cash collateral in an amount equal to, and reducing periodically in accordance with, the remaining schedule of payment obligations under the Surety Bond being replaced, pursuant to a collateral agreement in form and substance satisfactory to Purchaser in its sole discretion; or

      (iv) any combination of clauses (i), (ii) or (iii) set forth above providing support in the amount of, and reducing periodically in accordance with, the remaining schedule of payment obligations under the Surety Bond being replaced;

provided however, Seller shall be deemed to have satisfied the foregoing obligations of this Section 5.04(b) by the payment of a monthly premium in the amount of 35 basis points per annum of the applicable Surety Company's Commitment Percentage (as such term is defined in the Surety Bond) of the Monthly Maximum Penal Sum (as such term is defined in the Surety Bond) with respect to each month during which the long-term unsecured credit rating or financial strength rating of any of such Surety Companies shall remain below the level specified in clause (i) of the definition of "Acceptable Surety Companies". Such premium shall begin to accrue on the 31st Business Day after Seller's receipt of the request specified above and shall be payable monthly in arrears on each Payment Date thereafter so long as (A) the long-term unsecured credit rating or financial strength rating of any of such Surety Companies shall remain below the level specified in clause (i) of the definition of "Acceptable Surety Companies" or such rating remains withdrawn, and (B) Seller has not otherwise satisfied the obligations of Section 5.04(b)(i), (ii), (iii) or (iv).

      Upon delivery by Seller and acceptance by the Purchaser of any of the items described in clauses (i) through (iv) of this Section 5.04(b), the Surety Bond being replaced shall be deemed to be immediately null and void and Purchaser shall promptly return the same to Seller and shall provide such acknowledgment that same is released and of no further force or effect and that the liability of the Surety Companies in respect of the Surety Bond being replaced is discharged, in each case as such Surety Companies or Seller may reasonably request.

      (c) Payment Demands Under Surety Bonds. Upon the failure by Seller to make the Termination Payment in full in accordance with this Agreement, which unpaid amount of Termination Payment is not made by Guarantor in accordance with the Guaranty Agreement within any applicable grace period provided for therein, in addition to drawing under the irrevocable performance letter of credit or the cash collateral provided for in Section 5.04(b), Purchaser shall have the right, by providing written notice in the form attached hereto as Exhibit A-2, with appropriate insertions, to the Surety Companies specifying the unpaid amount of the Termination Payment then due, to instruct the Surety Companies to pay the lesser of such unpaid amount of the Termination Payment or the current remaining payment obligation under and in accordance with the Surety Bond. Notwithstanding the foregoing, in no event shall Purchaser have the right to demand or receive, collectively, from the Surety Companies and drawing under the irrevocable performance letter of credit or cash collateral, any amount in excess of such unpaid amount of the Termination Payment.

      (d) Payment Under Surety Bond. The Surety Companies shall make their pro rata payment under the Surety Bond to Purchaser not later than 10 Business Days after receipt of a demand for payment pursuant to Section 5.04(c). It is expressly agreed that, as provided in Section 5 to the Initial Surety Bond (and the corresponding section in any Substitute Surety Bond), the payment by the Surety Companies of their respective Commitment Percentage of the amount demanded in accordance with this Section 5.04 shall, as to such Surety Company, constitute satisfaction in full of all of its obligations under the Surety Bond. Such payment shall be the exclusive remedy of the Purchaser under the Surety Bond. Upon payment by a Surety Company, the Purchaser shall assign its rights to payment against Seller and Guarantor to such Surety Company.

      (e) No Waiver. Seller and Guarantor acknowledge that payment shall be made by the Surety Companies in strict compliance with their respective obligations under the Surety Bond (including Section 4 of the Initial Surety Bond or the equivalent provision in any Substitute Surety Bond) and agree not to dispute prior to payment any payment by the Surety Companies in compliance with the Surety Bond. Notwithstanding the foregoing, and notwithstanding the provisions of any Surety Bond (including but not limited to Sections 4 and 8 of the Initial Surety Bond) no written notice as between Purchaser and the Surety Companies, and no payment to or for the benefit of Purchaser by Seller, Guarantor or the Surety Companies shall constitute a waiver of any other right, remedy or power of Seller or Guarantor under this Agreement or any document executed in connection herewith.

      Section 5.05 Rights and Remedies of Purchaser.

      (a) If an Early Termination Date has been designated under Section 5.02 or
6.02 and Seller has not paid the amounts due under Section 5.02 or Section 6.03 when such amounts are due, then Purchaser: (i) shall have the right to exercise any and all rights and remedies available to it under any Transaction Document or available at law or equity, including calling upon the Surety Bond in accordance with the terms of Section 5.04; and (ii) shall have the right and be entitled, at its option, to offset balances held by it for account of Seller or Guarantor at any of its offices or other amounts owed to it under any Transaction Document, in U.S. Dollars or in any other currency, against any Termination Payments or Unpaid Amounts (regardless of whether such balances are then due to Seller or Guarantor), in which case it shall promptly notify Seller or Guarantor thereof, provided that Purchaser's failure to give such notice shall not affect the validity thereof. Purchaser's right to offset balances held by it for the account of Guarantor pursuant to this Section 5.05 shall be subject to the limits set forth in the Guaranty Agreement.

      (b) All proceeds received after an Early Termination Date shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and other Transaction

Documents owed by Seller to Purchaser and then to the Termination Payment and any Unpaid Amounts; and any excess shall be paid to Seller or as otherwise required by any governmental requirement.

      Section 5.06 Purchaser's Failure to Accept Delivery. If other than as a result of an event of Force Majeure, Purchaser defaults in its obligation to accept delivery of all or any part of the Required Delivery Quantity in respect of a Delivery Month at the Delivery Points and such default shall remain unremedied for one (1) Business Day after notice thereof to Purchaser by Seller, then Seller, as its sole and exclusive remedy, (i) shall sell the Deficiency Quantity for such Delivery Month and pay to Purchaser, in lieu of delivery of the Deficiency Quantity in respect of such Delivery Month, the Replacement Value of such Deficiency Quantity in respect of that Delivery Month, and (ii) if Purchaser fails (other than as a result of an event or events of Force Majeure) to accept delivery of the entire Delivery Quantity in respect of any two Delivery Months at the Delivery Points during a 12 month period, Seller may terminate this Agreement in the same manner as it may be terminated by Purchaser pursuant to Sections 5.02 and 5.03, except that Seller will give the relevant notices and calculate the amount of the Termination Payment to be made by Seller to Purchaser. The Replacement Value shall be paid to Purchaser no later than the Payment Date next following such Delivery Month, and Purchaser will accept such payment in lieu of the Deficiency Quantity for such Delivery Month. Where Purchaser defaults in its acceptance obligation as aforesaid, Seller shall use all reasonable business efforts to maximize the Replacement Value of any Deficiency Quantity and Seller shall prepare and deliver to Purchaser, within five Business Days after the end of the applicable Delivery Month, a certificate setting out the calculation of the Replacement Value accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount due in respect of the Replacement Value.

      ARTICLE VI - EVENTS OF CHANGE AND ACCELERATED TERMINATION


      Section 6.01 Events of Change. Each of the following events shall constitute an "Event of Change" for the purposes of this Agreement:

      (a) the enactment, promulgation, execution or ratification of, or any change in or amendment to, any regulation or law (or the application or interpretation of any regulation or law, as determined by a court or regulatory authority of competent jurisdiction or as determined by the opinion of independent counsel mutually acceptable to Seller and Purchaser) that occurs after the date hereof which would result in the imposition of a Tax (other than an increase in the rate of a general tax on overall income) or of state or federal government royalties (in excess of those royalties currently in effect) or of export or price controls in a material amount by any government or taxing authority upon a party hereto with respect to delivery of, or acceptance of delivery of, Natural Gas under this Agreement or with respect to any cash payment made pursuant to Section 2.06 which in any case would materially adversely affect the net cost to Seller or Purchaser of performing its obligations hereunder; or

      (b) the enactment, promulgation, execution or ratification of, or any change in or amendment to, any regulation or law (or the application or interpretation of any regulation or law, as determined by a court or regulatory authority of competent jurisdiction or as determined by the opinion of independent counsel mutually acceptable to Seller and Purchaser) that occurs after the date hereof which would result in the performance of any obligation of Seller to deliver Natural Gas or Purchaser to accept delivery of Natural Gas under this Agreement being unlawful; or

      (c) any one or more events of Force Majeure (other than any event specified in Section 6.01(b)) that occur and continue for a consecutive period of longer than ninety (90) days.

      Section 6.02 Accelerated Termination.

      (a) During the continuation of an Event of Change contemplated by Section 6.01(a), both parties shall make reasonable efforts to make arrangements to avoid the imposition of any Tax contemplated by Section 6.01(a); provided that this Section 6.02 shall not impose on either party any obligation other than to negotiate in good faith to make such arrangements as will not adversely affect the parties.

      (b) During the continuation of any Event of Change, or, in the case of an Event of Change under Section 6.01(a), if any arrangement is not made pursuant to Section 6.02(a), then either party may designate an accelerated termination date ("Accelerated Termination Date") upon not less than two (2) and not more than ten (10) Business Days' notice to the other party. Upon the Accelerated Termination Date, the parties' obligations hereunder shall terminate, except for the obligations contained in Section 6.03 and Section 7.02.

      Section 6.03 Payments on Accelerated Termination. Upon the designation of an Accelerated Termination Date, Seller shall pay to Purchaser an amount equal to the Termination Payment plus any Unpaid Amounts. All amounts payable under this Section 6.03 shall become due on the Accelerated Termination Date and shall be payable on the Business Day following delivery by Purchaser of the certificate of calculation of the Termination Payment contemplated by Section 5.03(c). The remedy under this Section 6.03 shall be Purchaser's sole remedy upon the occurrence of an Accelerated Termination Date; provided that nothing herein shall affect a party's obligation to make payments of amounts which were due and owing (whether or not payable) on or prior to the occurrence of such Accelerated Termination Date.

                           ARTICLE VII - MISCELLANEOUS

      Section 7.01 Notice. Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telecopy addressed to the respective party as follows:

To Seller:

      Columbia Natural Resources, Inc.
      900 Pennsylvania Avenue
      Charleston, West Virginia 25362-0070
      Attention:  Chief Financial Officer
      Telecopier No.:  (304) 353-5249
      Telephone No.:  (304) 353-5067
with a copy to:

      Columbia Energy Group Service Corporation
      13880 Dulles Corner Lane
      Herndon, Virginia 20171
      Attention:  Chief Financial Officer
      Telecopier No.:  (703) 561-7303
      Telephone No.:  (703) 561-6792

To Purchaser:

      Mahonia II Limited
      22 Grenville Street
      St. Helier
      Jersey, Channel Islands JE4 8PX
      Attention:  Ian James
      Telecopier No.:  44-1534-609333
      Telephone No.:  44-1534-609000

with copy to:

      The Chase Manhattan Bank
      270 Park Avenue, 6th Floor
      New York, New York 10017
      Attention:  Dinsa Mehta
      Telecopier No.:  (212) 834-6084
      Telephone No.:  (212) 834-2032

or to such other address or telecopy number as any party may from time to time notify the others in accordance with this Section 7.01. Any demand, notice or certification made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by telecopy, on the date that such transmittal is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine) or if such date is not a Business Day, on the first Business Day following the transmittal thereof.

      Section 7.02 Interest on Overdue Amounts. If any monetary amounts payable under this Agreement are not paid when due, then such overdue amount shall bear interest for each day until paid in full, payable on demand, both before and after judgment or petition for bankruptcy, at the U.S. Base Rate plus one and one-half percent per annum on the basis of the actual number of days elapsed and on the basis of a year of 360 days, as the case may be, but in no event shall the interest rate exceed the maximum rate allowed by law. Such interest shall be determined daily and compounded monthly in arrears on the last day of each calendar month.

      Section 7.03 Governing Law; Waiver of Jury Trial.

      (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA.

      (b) ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, THE JURISDICTION OF THE AFORESAID COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS WITH RESPECT TO ANY PROCEEDING (WHETHER OR NOT IN NEW YORK), BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON, AT ITS RESPECTIVE ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

      (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS OR ANY OTHER TRANSACTION DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN SECTION 7.03(b) HEREOF AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      (d) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING DIRECTLY OR INDIRECTLY TO ANY OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

      Section 7.04 Severability. In the event that one or more of the provisions contained in this Agreement shall be finally judicially determined to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby and the parties agree to negotiate in good faith to agree on a provision which is enforceable and which preserves the economic bargain of the parties to the greatest extent possible. Each of the Sections of this Agreement is hereby declared to be separate and distinct.

      Section 7.05 Place of Payment; Currency. Unless otherwise stated, all payments herein or in any Transaction Document to Purchaser shall be made at Purchaser's account, account number 323874541, maintained by Purchaser with The Chase Manhattan Bank in New York City, New York. Unless otherwise stated, all amounts expressed herein in terms of money refer to the United States Dollar and all payments to be made hereunder shall be made in such currency.

      Section 7.06 Purchaser Not an Agent. Purchaser acknowledges and confirms that all purchases of Natural Gas hereunder are being made by it as a principal and that it is not acting as agent for any other Person in connection with purchases of Natural Gas hereunder. Seller acknowledges and agrees that Purchaser may employ (and perform through) agents or servicers to perform its obligations in respect of scheduling delivery and receipt of Natural Gas hereunder, arranging for actual delivery and performance of Purchaser's other obligations; and Seller agrees to accept performance through such agents or servicers.

      Section 7.07 Benefit of the Agreement. This Agreement shall inure to the benefit of and be binding upon Seller, Purchaser and their respective successors and assigns.

      Section 7.08 Assignment and Transfer. Except as expressly provided in this
Section 7.08, neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Seller may assign any rights or delegate any obligations hereunder without the consent of Purchaser in the event of a transaction involving the sale, transfer or other disposition of all or substantially all of the assets of Seller, or a recapitalization, merger or other combination involving Seller, and in either event, the survivor entity, if not Seller, expressly assumes the obligations of Seller hereunder. Seller may otherwise assign any rights or delegate any obligations hereunder with the consent of Purchaser, which consent will not be unreasonably withheld or delayed. With the consent of Seller, which consent will not be unreasonably withheld or delayed, Purchaser may assign or grant a security interest in Purchaser's interests in this Agreement and the other Transaction Documents as collateral security for any financing or hedging provided to Purchaser or to any of its affiliates, whether now existing or hereafter created; and the terms of such assignment may permit such assignee or secured party to foreclose or substitute itself in lieu of Purchaser hereunder and thereunder.

      Section 7.09 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties hereto and with respect to the subject matter hereof supersede any prior agreement, undertaking, declarations, commitments or representations, written or oral, in respect thereof. There are no unwritten oral agreements among the parties.

      Section 7.10 Amendments. This Agreement may not be modified or amended except by an instrument in writing signed by Purchaser and Seller or by their respective successors or permitted assigns.

      Section 7.11 No Waivers, Remedies. No failure to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law except as otherwise expressly provided herein.

      Section 7.12 Time of the Essence. Time shall be of the essence in this Agreement.

      Section 7.13 Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

      Section 7.14 Guaranty Agreement. Seller's payment obligations under this Agreement are guaranteed by the Guaranty Agreement to the extent set forth therein.

      Section 7.15 Intent. The parties intend that this Agreement shall constitute a purchase and sale of inventoriable goods and a forward contract within the meaning of Section 556 of the United States Bankruptcy Code of 1978, as amended from time to time.

      Section 7.16 Disclosure of Information. In the event that any party provides the other with written confidential information belonging to such disclosing party or its affiliates which has been denominated in writing as "confidential", the non-disclosing party agrees to thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without such party breaching its obligation of confidence hereunder,
(iii) are hereafter developed by such party without using the disclosing party's information, (iv) are hereafter obtained by or available to such party from a third party who owes no obligation of confidence to the disclosing party with respect to such information, (v) are disclosed with the disclosing party's consent, or (vi) as may be required by Persons regulating the activities of the non-disclosing party, or law or regulation or order of any governmental authority in any judicial, arbitration or governmental proceeding; provided, however, a party shall (A) give the other party timely notice of the service or subpoena or other process so that the other party may seek a protective order or other legal remedy to prevent disclosure or to take steps to have the confidentiality of such information protected to the extent possible under such legal process, and (B) disclose only such information as is required by such process. Further, any party may disclose any such information to any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by it in connection with this Agreement or any Transaction Document, including without limitation, the enforcement or exercise of all rights and remedies thereunder; provided, however, that it imposes on such Person to whom such information is disclosed the same obligation to maintain the confidentiality of such information as is imposed upon it hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless the disclosing party requests in writing at least 30 days prior to the expiration of such three year period, that the non-disclosing party maintain the confidentiality of such information for an additional three year period.

      Section 7.17 Stamp and Documentary Taxes. To the fullest extent permitted by applicable law, Seller agrees to pay, and shall indemnify Purchaser for any and all liabilities incurred by it in connection with, any present or future stamp or documentary taxes or any other excise or property taxes, duties, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document.

      Section 7.18 Further Assurances. The parties hereto agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful to carry out the purposes of this Agreement.

      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.


                                          COLUMBIA NATURAL RESOURCES, INC.



                                          By: /s/ W.H. Harmon
                                          Name:   W.H. Harmon
                                          Title:  President and CEO



                                          MAHONIA II LIMITED


                                          By: /s/ Ian James
                                          Name:   Ian James
                                          Title:  Director




               [Signature Page - Natural Gas Advance Sale Contract between Columbia Natural Resources, Inc. and Mahonia II Limited]

                                     ANNEX 1

                      To Natural Gas Advance Sale Contract

                              Conditions Precedent


1.    The Guaranty Agreement shall have been executed by the Guarantor.

2.    The Initial Surety Bond shall have been issued.

3. An opinion of counsel to each Surety Company shall have been delivered to Purchaser and The Chase Manhattan Bank.

4. An opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Seller and Guarantor, in substantially the form set out in Exhibit B, shall have been delivered to Purchaser.

5. A certificate of the Secretary or an Assistant Secretary of Seller setting forth (i) resolutions of its Board of Directors with respect to the authorization of Seller to execute and deliver the Agreement and the Transaction Documents to which it is a party and to enter into the transactions and perform its obligations contemplated in those documents,
      (ii) the officers of such Person (y) who are authorized to sign such agreements and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents in connection with such agreements and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) certificate of incorporation, by-laws, if any, and other organizational documents of Seller, certified as being true and complete. Purchaser may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary.

6. A certificate of the Secretary or an Assistant Secretary of Guarantor setting forth (i) resolutions of its board of directors authorizing officers of Guarantor to issue guarantees in the name of Guarantor on behalf of its subsidiaries, (ii) the officers of the Guarantor (y) who are authorized to sign such agreement and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents in connection with such agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) certificate of incorporation, by-laws, if any, and other organizational documents of Guarantor, certified as being true and complete. Purchaser may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary.


                                    Annex 1-1